                                                                      EXHIBIT 11
                                                                      ----------

                                WYLE ELECTRONICS
                        CALCULATION OF INCOME PER SHARE
                                  (UNAUDITED)

                     (In thousands, except per share amounts)



                                             THREE MONTHS       SIX MONTHS
                                            ENDED JUNE 30,    ENDED JUNE 30,
                                           ----------------  -----------------
                                            1996     1995     1996      1995
                                           -------  -------  -------  --------
Net income . . . . . . . . . . . . . . .   $11,113  $ 8,774  $22,116   $15,504
                                           =======  =======  =======   =======

PRIMARY
Common and common equivalent shares
  Weighted average number of common
   shares outstanding. . . . . . . . . .    12,595   12,306   12,566    12,276
  Stock options included under the
   treasury stock method (1) . . . . . .       339      269      324       250
                                           -------  -------  -------   -------
                                            12,934   12,575   12,890    12,526
                                           =======  =======  =======   =======

Net income per share . . . . . . . . . .   $   .86  $   .70  $  1.72   $  1.24
                                           =======  =======  =======   =======

FULLY DILUTED (2)
Common and common equivalent shares
  Weighted average number of common
   shares outstanding. . . . . . . . . .    12,595   12,306   12,566    12,276
  Stock options included under the
   treasury stock method (1) . . . . . .       340      299      328       316
                                           -------  -------  -------   -------
                                            12,935   12,605   12,894    12,592
                                           =======  =======  =======   =======

Net income per share . . . . . . . . . .   $   .86  $   .70  $  1.72   $  1.23
                                           =======  =======  =======   =======


(1) Under the primary computation the assumed repurchase price of option shares is based on the average market price for the period. Under the fully diluted computation the repurchase price is based on the higher of the average market price or the month-end closing price, whichever provides greater dilution.

(2) Net income per average common and common equivalent share presented on the face of the consolidated statements of income represents primary earnings
    per share. Dual presentation of   primary and fully diluted earnings per
    share has not been made on the consolidated statements of income because the differences are insignificant.